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                                                                                                                   Exhibit 12.1


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                                      Q1 2002     Q1 2001        2001         2000        1999         1998          1997
                                  -------------------------------------------------------------------------------------------------
Earnings
--------

Profit before tax                 $(15,293,614) $ (6,412,077) $ (42,270,116) $ 89,115,221  $295,719,923  $ 65,637,048  $312,380,869
Interest expense                   (14,234,757)  (23,451,822)   (76,227,448)  (86,036,048)  (74,679,844)  (71,250,535)  (26,049,978)
Equity in (earnings)/losses of
 investees                            (942,877)   (2,353,842)   (11,501,909)   (6,867,433)   (2,396,942)      271,729    (4,064,817)
                                  -------------------------------------------------------------------------------------------------

Pre-tax income/(loss) from
 continuing operations before
 adjustment from minority
 interest & (earnings)/loss
 from equity investees             (30,471,248)  (32,217,741) $(129,999,473)   (3,788,260)  218,643,137    (5,341,758)  282,266,074

Adds:
  Fixed charges                     27,331,878    30,471,234    115,850,656   119,532,045   112,085,038   112,383,565    62,974,624
  Amortization of capitalized
   interest                          1,591,299     1,383,539      6,015,808     5,305,953     4,590,989     3,595,263     3,009,379
  Losses @ Gtd Debt JV's                   -             -              -             -     (33,831,627)  (29,956,008)            -
  Distributed income of equity
   investees                         3,707,507        82,092      4,862,563     1,421,402       739,315     2,233,146     3,241,826

Subtracts:
  Capitalized interest                 231,073       771,369      1,871,913     5,986,831     7,517,430    14,165,626    15,474,860
  Preferred dividend of
   consolidated subs                 5,250,000           -       11,238,888           -             -             -             -
  Minority interest in pre-tax
   income of subs with no fixed
   charges                                 -             -              -             -             -             -             -


                                  -------------------------------------------------------------------------------------------------
  Net Earnings                    $ (3,321,637) $ (1,052,245) $ (16,381,247) $116,484,309  $294,709,422  $ 68,748,582   336,017,043
                                  =================================================================================================


Fixed Charges
-------------

Interest expense                  $ 14,234,757  $ 23,451,822  $  76,227,448  $ 86,036,048  $ 74,679,844    71,250,535    26,049,978
Capitalized interest                   231,073       771,369      1,871,913     5,986,831     7,517,430    14,165,626    15,474,860

Amortization of deferred debt
  expense                              320,637       327,325      1,296,329     1,329,325     1,779,840     1,683,190       874,068
Expense amortization of debt
  discount                                 -           2,907          6,784        11,628        50,303       232,320           -

Interest component of rental         7,220,149     5,917,811     25,039,503    26,168,213    25,000,820    23,579,984    20,575,718
  expense (1/3 of total rent
  expense)
Dividends on preferred
  securities                         5,250,000           -       11,238,888           -             -             -             -
Amortization of subscription
 fees on pref sec                       75,262           -          169,791           -             -             -             -

Interest expense @ Gtd Debt JV's           -             -             -              -       3,056,801     1,471,910           -

Interest component of rental expense
  @ Gtd Debt JV's (1/3 of total
  rent expense)                            -             -             -              -             -             -             -


                                  -------------------------------------------------------------------------------------------------
  Total Fixed Charges             $ 27,331,878  $ 30,471,234   $115,850,656  $119,532,045  $112,085,038  $112,383,565  $ 62,974,624
                                  =================================================================================================

Ratio                                     (0.1)         (0.0)          (0.1)          1.0           2.6           0.6           5.3

Dollar amount of deficiency       $ 30,653,515  $ 31,523,479   $132,231,903  $  3,047,736                 $43,634,983



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